Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Actelis Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to options outstanding under the Actelis Networks, Inc. 2015 Equity Incentive Plan	457(c); 457(h)	1,934,325	$1.585 (2)	$3,066,872.29	$0.0000927	$284.30
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Actelis Networks, Inc. 2015 Equity Incentive Plan	457(h)	870,004	$0.147 (3)	$127,890.59	$0.0000927	$11.85
Total Offering Amount			2,804,329		$3,194,762.88		$296.15
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$296.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional ordinary shares that become issuable under the Actelis Networks, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)	The proposed maximum offering price per share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $1.586 per share, the average of the high and low price of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on August 8, 2022.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $0.147, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the 2015 Plan as of the date of this Registration Statement.